Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Penn Virginia Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-172674) and on Form S-8 (No. 33-59647, 333-82304, 333-96463, 333-96465, 333-82274, 333-103455, 333-143514, 333-159304 and 333-173990) of Penn Virginia Corporation (the “Company”) of our report dated February 27, 2012 with respect to the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Houston, Texas

February 27, 2012